Exhibit 99.1

Contact: John Davenport or Bob Connors, CFO, 510-490-0717

FIBERSTARS NAMES RONALD CASENTINI TO BOARD

FREMONT, Calif., September 19, 2005—Fiberstars, Inc. (Nasdaq: FBST) today announced that Ronald Casentini has been appointed to its Board of Directors.

Before joining Memorex Corp. in 1969, Mr. Casentini worked in finance areas with Goldman Sachs and Westvaco, both at their New York City headquarters.  Following Memorex, he served as Chief Financial Officer for several Silicon Valley start-up technology companies, including Margaux Controls, Inc., an energy management company focused on controlling lighting and HVAC systems in the retail environment.

Beginning in the late 1970’s, Mr. Casentini, as an independent consultant in association with Hambrecht & Quist, the Mayfield Fund, Sequoia Capital and Walden Ventures, held operating management positions in a variety of early stage companies. These included Calera Systems, Cirrus Logic, Codon, Creative BioMolecules, Lam Research, Mast Immunosystems and Optical Specialities.  His recent activities have been geared to working with privately held and non-profit corporations.

Mr. Casentini attended Stanford as an undergraduate and received his MBA from the Stanford Business School in 1962.

John Davenport, CEO of Fiberstars, said, “Having someone with Ron’s broad financial background and extensive experience helping companies launch new technologies join Fiberstars’ board is very exciting. We believe EFO, our new energy efficient lighting technology, can make a meaningful difference in the energy consumption for accent lighting, and that Ron can be of great help making EFO successful.”

“I am excited by Fiberstars’ opportunities in the market for commercial lighting applications and I look forward to contributing to Fiberstars’ efforts to achieve its goals,” said Mr. Casentini.

ABOUT FIBERSTARS

About Fiberstars

Fiberstars designs, develops, manufactures and markets fiber optic lighting systems for wide-range uses in both the general commercial and the pool and spa lighting markets.  Fiberstars’ EFO system, introduced in 2004, offers greater energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release, including but not limited to, statements regarding the opportunities for EFO, anticipated contributions of the Company’s new director, and Fiberstars’ opportunities in the market for commercial lighting applications, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially than those discussed in these forward-looking statements.  These risks and uncertainties include, but are not limited to, the success of the Company’s EFO lighting system, the Company’s ability to successfully implement its business strategy, the Company’s ability to compete, the Company’s ability to successfully develop and market new products in a timely manner, if at all, and the effect of general economic conditions. For  information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended June 30, 2005.  These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.